Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Ocean Power Technologies, Inc. on Form S-1(No. 333-217209, No. 333-213519, No. 333-226820, No. 333-230199, No. 333-234320, No. 333-235995, No. 333-239130, and No. 333-248911), on Form S-8 (No. 333-208522, No. 333-214316, No. 333-224436 and No. 333-232755) and From S-3 (No. 333-221867 and No. 333-250824) of our report dated July 19, 2021, on our audit of the consolidated financial statements as of April 30, 2021 and for the year then ended, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 19, 2021